Exhibit 99.1
1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Natalie Jones Lacey njones3@unum.com

	INVESTORS	Matt Royal mroyal@unum.com

Unum Group Completes Senior Note Offering

CHATTANOOGA, Tenn. (June 10, 2024) – Unum Group (NYSE:UNM) announced today that it has completed an offering of $400 million aggregate principal amount of senior notes due in 2054 with an annual coupon rate of 6.00 percent. The net proceeds from the sale of the senior notes are intended to be used to repay, in full, the $350 million aggregate principal amount of outstanding indebtedness under the company's senior unsecured delayed draw term loan facility, together with accrued interest and any fees and related expenses, and the balance of the net proceeds will be used for general corporate purposes, which could include additional redemptions or repurchases of outstanding debt.

Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., PNC Capital Markets LLC and Truist Securities, Inc. were joint active book-running managers.

A prospectus supplement, dated June 5, 2024, and the accompanying base prospectus, dated April 28, 2023, relating to the senior notes may be obtained by searching the company's filings on the U.S. Securities and Exchange Commission's website at www.sec.gov or by visiting the "SEC Filings" page on the Investors section of the company's website, which can be accessed directly at www.investors.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the senior notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. Any offer, solicitation or sale will be made only by means of the prospectus supplement and the accompanying base prospectus.

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About Unum Group
Unum Group (NYSE:UNM), a leading international provider of workplace benefits and services, has been helping workers and their families thrive for more than 175 years. Through its Unum and Colonial Life brands, the company offers disability, life, accident, critical illness, dental, vision and stop-loss insurance; leave and absence management support; and behavioral health services. In 2023, Unum Group reported revenues of more than $12 billion and paid approximately $8 billion in benefits. The Fortune 500 company is recognized as one of the World's Most Ethical Companies by Ethisphere®.

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Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Unum Group and its subsidiaries. Unum Group’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in Part 1, Item 1A (Risk Factors) of Unum Group’s Annual Report on Form 10-K for the year ended December 31, 2023. The forward-looking statements in this release speak only as of the date of this release, and Unum Group does not undertake to update any particular forward-looking statement included in this release.